EXHIBIT 99.2

WebMD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended		Years Ended

	December 31,	December 31,	December 31,	December 31,
	2002 (b)	2001 (b)	2002 (b)	2001 (b)

Revenue (a)	$241,405	$223,541	$925,877	$901,028
Costs and expenses
Cost of operations (a)	138,132	145,951	545,142	604,201
Development and engineering	10,908	10,342	43,849	43,839
Sales, marketing, general and administrative	66,912	97,587	291,710	457,540
Depreciation and amortization	31,085	125,970	130,074	2,400,804
Impairment of long-lived and other assets	–	–	609	3,826,893
Restructuring and integration charge (benefit)	–	46,594	(4,690)	266,755
Gain on investments	–	–	6,547	–
Interest income	5,258	3,937	19,662	30,544
Interest expense	2,920	147	8,940	1,101
Other income, net	1,521	–	3,844	–

Income (loss) before income tax (benefit) provision	(1,773)	(199,113)	(59,704)	(6,669,561)
Income tax (benefit) provision	656	417	(10,002)	2,757

Net income (loss)	$(2,429)	$(199,530)	$(49,702)	$(6,672,318)

Basic and diluted net income (loss) per common share	$(0.01)	$(0.62)	$(0.16)	$(19.14)

Weighted-average shares outstanding used in computing basic and diluted net income (loss) per common share	298,188	319,994	304,168	348,570

(a) Effective January 1, 2002, the Company has changed its accounting as required by EITF 01-14 and has included the revenue related to reimbursement of out-of-pocket expenses as a component of both revenues and cost of operations. This reclassification resulted in an increase in previously reported revenue and cost of operations of $18,135 and $73,408 for the three and twelve months ended December 31, 2001, respectively.

(b) The Company terminated its divestiture efforts related to Porex, its Plastic Technologies segment in February 2003. Consequently, the related assets, liabilities and results of operations have been reclassified to reflect Porex as a continuing operation for all periods presented.

WebMD CORPORATION

CONSOLIDATED SEGMENT INFORMATION
(In thousands, except per share data, unaudited)

	Three Months Ended		Years Ended

	December 31,	December 31,	December 31,	December 31,
	2002 (b)	2001 (b)	2002 (b)	2001 (b)

Revenue
Transaction services (a)	$116,653	$113,100	$466,810	$457,448
Physician services	72,568	65,500	275,306	260,209
Portal services	29,305	20,066	84,296	74,626
Plastic technologies	28,188	29,051	119,992	121,025
Eliminations and other, net	(5,309)	(4,176)	(20,527)	(12,280)

	$241,405	$223,541	$925,877	$901,028

Income (loss) before taxes, restructuring, non-cash and other items
Transaction services	$25,025	$13,609	$85,154	$41,987
Physician services	7,025	5,495	26,685	20,827
Portal services	9,053	(12,611)	5,574	(79,437)
Plastic technologies	6,735	7,304	30,006	30,809
Corporate and other	(12,531)	(16,625)	(51,272)	(94,813)
Interest income	5,258	3,937	19,662	30,544
Interest expense	(2,920)	(147)	(8,940)	(1,101)

	$37,645	$962	$106,869	$(51,184)

Basic and diluted income (loss) per common share before taxes, restructuring, non-cash and other items (c)	$0.13	$0.00	$0.35	$(0.15)

Taxes, restructuring, non-cash and other items
Depreciation and amortization	$(31,085)	$(125,970)	$(130,074)	$(2,400,804)
Amortization of prepaid content and services (included in cost of operations)	(2,588)	(1,531)	(4,765)	(1,531)
Amortization of prepaid content and services (included in sales, marketing, general and administrative)	(3,560)	(17,713)	(20,941)	(43,943)
Non-cash stock compensation (included in sales, marketing, general and administrative)	(3,706)	(8,267)	(25,265)	(78,451)
Impairment of long-lived and other assets	–	–	(609)	(3,826,893)
Restructuring and integration (charge) benefit	–	(46,594)	4,690	(266,755)
Income tax benefit (provision)	(656)	(417)	10,002	(2,757)
Other income, net	1,521	–	3,844	–
Gain on investments	–	–	6,547	–

Net income (loss)	$(2,429)	$(199,530)	$(49,702)	$(6,672,318)

(a) Effective January 1, 2002, the Company has changed its accounting as required by EITF 01-14 and has included the revenue related to reimbursement of out-of-pocket expenses as a component of both revenues and cost of operations. This reclassification resulted in an increase in previously reported revenue and cost of operations of $18,135 and $73,408 for the three and twelve months ended December 31, 2001, respectively.

(b) The Company terminated its divestiture efforts related to Porex, its Plastic Technologies segment in February 2003. Consequently, the related assets, liabilities and results of operations have been reclassified to reflect Porex as a continuing operation for all periods presented.

(c) Basic and diluted income (loss) per common share before taxes, restructuring, non-cash and other items is based on the weighted average shares outstanding used in computing basic and diluted net income (loss) per common share.

WebMD CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	December 31,
	2002 (a)	2001 (a)

Assets
Cash and cash equivalents	$179,541	$286,273
Short-term investments	10,888	100,249
Accounts receivable, net	170,467	166,582
Inventory	18,804	19,185
Current portion of prepaid content and distribution services	25,406	28,818
Other current assets	26,197	16,852

Total current assets	431,303	617,959
Marketable debt securities	449,289	3,062
Marketable equity securities	7,427	15,707
Property and equipment, net	94,737	94,208
Prepaid content and distribution services	48,532	71,579
Goodwill, net	629,055	587,254
Intangible assets, net	79,536	188,524
Other assets	26,369	23,161

	$1,766,248	$1,601,454

Liabilities and Stockholders’ Equity
Accounts payable	$11,494	$19,315
Accrued expenses	212,600	241,706
Deferred revenue	81,179	65,861
Current portion of long-term debt	6,546	209

Total current liabilities	311,819	327,091
Convertible subordinated notes	300,000	–
Long-term debt	119	7,624
Other long-term liabilities	509	1,227
Series B convertible redeemable preferred stock	–	10,000
Stockholders’ Equity	1,153,801	1,255,512

	$1,766,248	$1,601,454

(a) The Company terminated its divestiture efforts related to Porex, its Plastic Technologies segment in February 2003. Consequently, the related assets, liabilities and results of operations have been reclassified to reflect Porex as a continuing operation for all periods presented.